f
Exhibit 10.2
SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Scott Price (“Executive”) and United Parcel Service, Inc. (“UPS” or the “Company”). Executive and UPS are collectively referred to herein as the “Parties.”
WHEREAS, Executive’s employment with the Company will end on March 31, 2022; and
WHEREAS, Executive and the Company wish to memorialize in writing certain terms of Executive’s separation from the Company.
THEREFORE, Executive and the Company agree as follows:
1.Date of Separation. Executive shall cease serving as the Company’s President, UPS International effective March 31, 2022 (the “Separation Date”). As of the Separation Date, Executive shall resign from all other positions that Executive holds (if any) as an officer, employee or director of the Company or any of its subsidiaries, affiliates or related business entities (collectively, the “UPS Entities”), and shall promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize Executive’s termination from all positions with the UPS Entities.
2.Continuing Performance. Executive shall devote substantially all of Executive’s professional time and attention during usual business hours to the performance of his President, UPS International duties for the Company until the Separation Date. Executive acknowledges that March 31, 2022 will be his last day of employment by the Company.
3.Executive Benefits Upon Separation.
a.Accrued Compensation. The Company shall pay to Executive, in a lump sum in cash within 30 days after the Separation Date (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (i) Executive’s base salary through the Separation Date to the extent not theretofore paid, (ii) Executive’s business expenses that are reimbursable pursuant to applicable Company policies and procedures but have not been reimbursed by the Company as of the Separation Date (the sum of the amounts described in subclauses (i) and (ii), the “Accrued Cash Amounts”);
b.Other Benefits. Executive shall be entitled to accrued, vested benefits under any benefit plans, programs or arrangements of the Company in which Executive participates that are not otherwise addressed in this Section 3 (including any vested benefits under the Company’s qualified and nonqualified retirement plans but specifically excluding any other severance plans, agreements or arrangements), subject to the terms of such plans, programs or arrangements (the “Accrued Benefits,” and, together with the Accrued Cash Amounts, the “Accrued Obligations”). Except as otherwise expressly stated herein or as otherwise required by law, as of the Separation Date Executive shall cease to participate in all employee benefits, plans, policies and practices provided by the Company.
c.Severance Compensation. In consideration for and contingent upon Executive (X) signing this Agreement, and (Y) signing, no earlier than the Separation Date and no later than 21 days following the Separation Date (the “Release Deadline”), the General Waiver and Release attached hereto as Attachment 1 (the “Release”), and letting the Release become effective as set forth in the Release, Executive shall become entitled to the payments and benefits set forth in this Section 3.c (the “Severance Benefits”). If Executive does not sign the Release on or before the Release Deadline, or if Executive revokes the Release in accordance with its terms, then Executive shall forfeit any right to the Severance Benefits. The Severance Benefits are as follows:

i.Lump Sum Cash Severance. The Company shall pay to Executive a lump sum amount in cash equal to $912,151. 20, representing (A) one-year of Executive’s base salary and (B) a pro-rata portion of Executive’s target award under the Company’s 2022 Management Incentive Program. This amount shall be paid to Executive within 30 days of the Separation Date.
ii.Treatment of Outstanding Equity Awards. Equity compensation awards granted by the Company to Executive pursuant to the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”), the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”) and the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Plan,” together with the 2015 Plan and 2018 Plan, the “Equity Plans”) and outstanding as of the Separation Date shall be treated as set forth below:
4,089 unvested restricted performance units (“RPUs”) granted to Executive under the Company’s 2021 Management Incentive Plan on February 9, 2022, plus any dividend equivalent units (“DEUs”) credited with respect to such RPUs, shall vest in full immediately following the Separation Date and convert to shares of the Company’s class A common stock at the time that such RPUs would convert had Executive continued to be employed with the Company.
Outstanding RPUs granted to Executive under the Company’s Long-Term Incentive Performance (“LTIP”) program, plus DEUs credited with respect to such RPUs, shall vest as follows:
The target award of 33,012 RPUs (including DEUs) granted to Executive on May 13, 2020 shall be pro-rated to be 24,759 target RPUs (with the remaining target RPUs for such award forfeited). The actual number of RPUs (and any related DEUs) earned shall be determined based on actual Company performance following the completion of the performance period and shall be issued and converted to shares of the Company’s class A common stock as follows: 50% of the actual number of RPUs (and any related DEUs) earned shall be issued and converted to shares of the Company’s class A common stock at the time that such RPUs would be issued and converted had Executive continued to be employed with the Company; and the remaining 50% of such earned RPUs (and any related DEUs) will be issued on December 1, 2023.
The target award of 18,347 RPUs (including DEUs) granted to Executive on March 25, 2021 shall be pro-rated to be 7,645 target RPUs (with the remaining target RPUs for such award forfeited). The actual number of RPUs (and any related DEUs) earned shall be determined based on actual Company performance following the completion of the performance period and such number of RPUs shall be issued and converted to shares of the Company’s class A common stock at the time that such RPUs would be issued and converted had Executive continued to be employed with the Company; and
Except as otherwise described above, such LTIP RPU awards shall continue in accordance with their terms (including with respect to the applicable performance objectives) as though Executive had remained continuously employed by the Company through the end of the applicable performance period.
Outstanding stock options granted to Executive pursuant to the Equity Plans under the Company’s UPS Stock Option Program (“Options”) that are unvested as of the Separation Date shall be forfeited upon the Separation Date. Outstanding Options that are vested as of the Separation Date shall expire and terminate at 4:00 p.m. Eastern Time on the 90th day following the Separation Date.

iii.Health Coverage. Executive will have the opportunity to purchase continued healthcare coverage through March 31, 2024. Executive is responsible for paying the full cost of coverage. Executive will receive information from the COBRA administrator for the UPS Flexible Benefits Plan regarding continuation of healthcare coverage. Continued coverage is dependent on timely payment of premiums.
The Severance Benefits and the Accrued Obligations shall be in full satisfaction of any amounts due to Executive under any compensation or benefit arrangements of the Company, including but not limited to the Equity Plans. Executive acknowledges and agrees that, if Executive violates or breaches any term of this Agreement, including but not limited to Section 5 hereof, Executive will forfeit any portion of the Severance Benefits that have not already been paid to Executive at the time of the violation or breach. Executive further acknowledges and agrees that the Severance Benefits do not constitute benefits to which Executive would otherwise be entitled as a result of Executive’s termination of employment with the Company, that such Severance Benefits would not be due unless Executive signs the Release, and that such Severance Benefits constitute fair and adequate consideration for Executive’s promises and covenants set forth in this Agreement and the Release.
4.Continuing Duties.
a.Post-Separation Transition. During the three-month period following the Separation Date, and from time to time after that as may be necessary, Executive agrees to cooperate in good faith with the Company regarding reasonable transitional assistance that may be requested by the Company, including but not limited to (i) answering questions about matters relating to the business of the Company or its affiliates as to which Executive has knowledge, and (ii) forwarding to an appropriate person designated by the Company any email, voicemail message or other communication received by Executive after the Separation Date that relates to the Company, its affiliates, or their respective businesses. The Company agrees to make reasonable efforts to minimize the burden on Executive with regard to the foregoing transitional activities, including scheduling telephone calls and meetings at times and locations that are reasonably convenient for Executive.
b.Cooperation. As further consideration for the covenants set forth herein, Executive hereby agrees to reasonably cooperate in good faith with any lawyer, law firm, or consultant that the Company designates with respect to any litigation, deposition, hearing, arbitration, inquiry, investigation or other proceeding, in any jurisdiction arising out of or relating to matters of which Executive was involved prior to the Separation Date with the Company or which Executive gained knowledge of during his employment with the Company (including, but not limited to, support of the Company’s, or that of any of its affiliates’, position in defending any general liability-related lawsuits, employment-related lawsuits or claims concerning which Executive has knowledge, or audits, investigations, lawsuits, complaints or proceedings by government entities of state or federal law compliance) where the legal or financial interests of the Company or any of its affiliates are at material issue. Executive further covenants that, except with respect to an investigation or proceeding conducted by a governmental entity or where prohibited by law, Executive will (i) contact the Company as soon as reasonably practicable, but in no event longer than seventy-two (72) hours, in the event that Executive is served with or notified of any subpoena, notice or other instruction directing Executive to appear, or produce documents or other information, in any legal proceeding involving the Company or any of its affiliates, and (ii) will make no such appearance or disclosure, unless required by law, until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such appearance or disclosure. The Company shall timely reimburse Executive for reasonable travel expenses and other reasonable out-of-pocket expenses associated with Executive’s compliance with the obligations in this Section 4. The Company will exercise its rights in good faith under this Section 4 so as not to unreasonably interfere with Executive’s professional activities.

5.Restrictive Covenants.
a.Acknowledgments.
i.Key Employee. Executive acknowledges and agrees that, by reason of his highly specialized skillset and the Company’s investment of time, training, money, trust, and exposure to Confidential Information, Executive is intimately involved in the planning and direction of the Company’s global business operations.
ii.Consideration. Executive acknowledges and agrees that his execution of and compliance with this Agreement are material factors in the Company’s decision to provide Executive with the compensation and benefits provided for in this Agreement, as well as access to Confidential Information that is not provided to other employees of the Company, which constitute good and valuable consideration for the covenants set forth in this Agreement.
iii.Potential Unfair Competition. Executive acknowledges and agrees that, as a result of his receipt of Confidential Information, his role at UPS, and his relationships with UPS customers and employees, Executive would have an unfair competitive advantage if Executive were to violate this Agreement.
iv.No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Company terminates for any reason, Executive possesses marketable skills and abilities that will enable him to find suitable employment without violating the covenants set forth in this Agreement.
v.Voluntary Execution. Executive acknowledges and affirms that Executive is executing this Agreement freely, knowingly and voluntarily, that Executive has read this Agreement carefully, that Executive has had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Executive has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.
b.Definitions.
i.“Company” means, solely for purposes of this Section 5, United Parcel Service, Inc., a Delaware corporation with its principal place of business in Atlanta, Georgia, and all of its Affiliates (as defined in O.C.G.A. § 13-8-51(1)).
ii.“Confidential Information” means all information regarding the Company, its activities, businesses or customers which Executive learned as a result of his employment, that is valuable to the Company and that is not generally disclosed by practice or authority to persons not employed or otherwise engaged by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data; legal affairs; management planning information; business plans; acquisition plans; operational methods and technology; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements and specifications; customer pricing and profitability data; past, current and planned research and development; employee-related information and new personnel acquisition plans. “Confidential Information” shall not include information that is or becomes generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. However, although certain information may be generally known in the relevant industry, the fact that the Company uses such information may not be so known and in such instance the information would compromise Confidential Information. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.

iii.“Protected Customers” means customers or actively sought potential customers (A) who Executive dealt with on behalf of the Company; (B) whose dealings with the Company are or were coordinated or supervised by Executive; or (C) about whom Executive obtained Confidential Information as a result of his employment with the Company.
iv.“Protected Employee” means an employee of the Company who is employed by the Company at the time of any solicitation or attempted solicitation by Executive.
v.“Restricted Competitors” means the companies and/or organizations listed on Attachment 2 to this Agreement, and incorporated herein by reference.
vi.“Restricted Period” means during Executive’s employment with UPS and for a period of two (2) years thereafter.
vii.“Trade Secret” means all of the Company’s information that Executive learned about as a result of his employment, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers, that (A) derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable law.
c.Non-Disclosure and Prohibition Against Use of Confidential Information and Trade Secrets. Executive agrees that he will not, directly or indirectly, reveal, divulge, or disclose any Confidential Information or Trade Secrets to any Person not expressly authorized by the Company to receive such information. Executive further agrees that he will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than business activity that Executive is pursuing on behalf of the Company. Executive acknowledges and agrees that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Executive also understands that nothing contained in this Agreement limits Executive’s ability to communicate with any federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual. Executive additionally understands and agrees that if he makes a confidential disclosure of a Company Trade Secret (as defined in 18 U.S.C. §1839) to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, Executive shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure.
d.Non-Solicitation of Protected Employees. During the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his/her employment relationship with the Company or to enter into employment with Executive or any other person or entity.
e.Non-Solicitation of Protected Customers. During the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for purposes of providing products and services that are competitive with those provided by the Company.
f.Covenant Not to Compete. During the Restricted Period, Executive will not, without the prior written consent of the Company, (i) work for a Restricted Competitor; (ii) provide advice or consulting services to a Restricted Competitor; or (iii) otherwise provide services to a Restricted Competitor that are similar to those services that Executive provided to the Company and that are competitive with the transportation, delivery or logistics services provided by the Company during Executive’s employment. Executive understands and agrees that this non-compete provision is limited to the geographic area where the Company did business during Executive’s employment.
g.Non-Disparagement. The Company will not make any statements that are derogatory or disparaging towards Executive and, except as otherwise provided in Section 6 below, Executive will not make any statements that are derogatory or disparaging towards any of the Company, its affiliates and related entities, and each of their respective current and former officers, directors, shareholders, managers, members, partners, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, agents, trustees, professional employer organizations, successors and assigns (each a “Non-Disparagement Party” and collectively, the “Non-Disparagement Parties”). For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements made in any manner or medium (including, without limitation, to the press and/or media, the Non-Disparagement Parties or any individual or entity) which would adversely affect in any manner (i) the conduct of the business of any of the Non-Disparagement Parties (including, without limitation, any Non-Disparagement Party’s business plans or prospects) or (ii) the business reputation of any Non-Disparagement Party.
h.Enforcement of Protective Covenants. Executive acknowledges and agrees that the covenants in Sections 5.c through 5.g (the “Protective Covenants”) are necessary to protect the Company’s legitimate business interests. In the event that Executive breaches, or threatens to breach, the Protective Covenants, Executive agrees that the Company shall have the right and remedy to: (i) enjoin Executive, preliminarily and permanently (without the necessity of posting bond), from violating or threatening to violate the Protective Covenants because any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy; (ii) require Executive to account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by Executive as the result of any breach of the Protective Covenants; and (iii) require Executive to pay the reasonable attorneys’ fees and costs incurred by the Company in enforcing the Protective Covenants. In addition to and not in lieu of any other remedy to which the Company may be entitled, no further payments or benefits of any kind that would otherwise inure to Executive pursuant to Section 3.c of this Agreement shall accrue or be owed, and all future payments and benefits thereunder shall be forfeited, immediately upon Executive’s breach of any of the covenants in this Section 5.
i.Severability/Reformation. Executive acknowledges and agrees that the Protective Covenants are reasonable in time, scope and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the Protective Covenants be held invalid, void or unenforceable in any court of competent jurisdiction, Executive understands and agrees that such invalidity, voidness or unenforceability does not invalidate, void or otherwise render unenforceable any other part or provision of this Agreement. Executive further agrees that, in the event any court of competent jurisdiction finds any of the Protective Covenants to be invalid or unenforceable (in whole or in part), the invalid or unenforceable term must be modified or redefined, or a new enforceable term provided, so that the Protective Covenants are enforceable to the fullest extent permitted by law.
j.Tolling During Litigation. Executive understands and agrees that if Executive violates any of the Protective Covenants, the period of restriction applicable to each obligation violated will not run during any litigation over such violation, provided that such litigation was initiated during the period of the restriction.
k.Waiver. Executive acknowledges that any waiver by the Company of any breach of this Agreement by Executive shall not be effective unless confirmed in writing, and that no such waiver shall operate or be construed as a waiver of the same breach or another breach on a subsequent occasion.
l.Disclosure of Agreement. Executive agrees to disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, partner, co-venturer, investor or lender.
6.Permitted Disclosures. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, and for purposes of clarity Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
7.Return of Materials. Immediately following the termination of Executive’s employment or upon request from the Company at any other time, Executive agrees to return all materials, documents, and/or information in Executive’s possession or control relating to the Company without retaining any copies in either electronic or hard copy form. Executive also agrees that following his termination, or upon request from the Company, he will return all in reasonable working order materials, documents, and/or information that he received or created in connection with his work for the Company and its affiliates, including but not limited to Confidential Information and Trade Secrets. Such documents, materials and information shall include, without limitation, documents, materials, equipment, keys, credit cards, financial information, correspondence, computer equipment and data, and other documents and things belonging to the Company, including but not limited to Confidential Information and Trade Secrets.
8.No Re-Employment. Executive agrees that he will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider Executive for any future employment or assignment.
9.No Admission of Liability. Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing by the Company or any Non-Disparagement Party, and Executive

acknowledges that the Company and the Non-Disparagement Parties deny that they have engaged in wrongdoing of any kind or nature.
10.Taxation and Withholding; 409A Compliance.
a.Executive acknowledges that payments and benefits hereunder may be taxable and that the Company makes no representation or warranty regarding the income tax effects of any payment or benefit provided hereunder. Executive shall be solely responsible for any tax liability with respect to all payments and benefits provided under this Agreement. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
b.If, (i) as of the date hereof, Executive is or was party to an agreement or arrangement with the Company that entitled Executive to compensation or benefits which is considered deferred compensation for purposes of Section 409A (in each case, an “Other Severance Arrangement”), and (ii) the time and form of the payments under this Agreement would result in tax penalties under Section 409A of the Internal Revenue Code (“Section 409A”), then, to the extent necessary to avoid tax penalties under Section 409A, any amounts owed pursuant to this Agreement shall instead be paid (to the extent possible) at the time and in the manner provided for in such Other Severance Arrangement.
c.It is the intention of both Executive and the Company that the benefits and rights to which Executive is entitled pursuant to this Agreement are exempt from or comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believe, at any time, that any such benefit or right that is subject to Section 409A does not so comply, Executive or the Company shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and the Company).
d.Notwithstanding any provision of this Agreement to the contrary, to the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
e.Notwithstanding anything herein to the contrary, if, as of the date of Executive’s separation from service (i) Executive is a “specified employee” as determined under Section 409A, then any portion of the compensation provided for herein that is subject to and not exempt from Section 409A and that would otherwise be payable within the first six (6) months following such separation from service shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of Executive’s separation from service to the extent required for compliance with Section 409A.
11.Severability. In the event any portion or clause of this Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Agreement shall be severed from the invalid or unenforceable portion.
12.Entire Agreement. Except as otherwise expressly provided in this Agreement, any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Agreement, including the offer letter with Executive dated November 25, 2017 and the UPS Protective Covenant Agreement between the Company and Executive dated as of November 26, 2017, is null and void, as this Agreement expresses the entire agreement of the parties with respect to its subject matter. This Agreement may only be modified in writing signed by both Parties.
13.Assignment. This Agreement shall accrue to the benefit of the Company and its successors and assigns, and shall be freely assignable to any entity with which the Company may merge or otherwise combine, or to which the Company may transfer substantial assets. This Agreement is personal to Executive and may not be assigned by Executive.
14.Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia. The Company and Executive agree that the federal or state courts of Georgia have exclusive jurisdiction over any dispute relating to this Agreement and specifically consent to personal jurisdiction in such courts, even if Executive no longer resides in Georgia at the time of any dispute arising out of or involving this Agreement.
15.Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against either Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.
16.Counterparts. This Agreement may be executed in counterparts, including those transmitted by electronic means, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.
17.Survival of Obligations. Notwithstanding any provision herein to the contrary, Sections 5, 6, and 7 of this Agreement shall survive any termination of Executive’s employment with the Company and continue in full force and effect.
18.Authorizations. The Parties hereby represent and warrant that it or he (as applicable) has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

United Parcel Service, Inc. By:/s/ Norman M. Brothers, Jr. Name: Norman M. Brothers, Jr. Title: Chief Legal and Compliance Officer
/s/ Scott Price Name: Scott Price

[Signature Page to Separation Agreement]

ATTACHMENT 1

GENERAL WAIVER AND RELEASE
This General Waiver and Release (this “Release”) is provided by Scott Price (“Executive”), pursuant to the Separation Agreement by and between United Parcel Service, Inc. (the “Company”) and Executive dated as of the applicable date referenced therein (the “Separation Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them in the Separation Agreement.
1.Conditions Precedent. Executive acknowledges and agrees that his ongoing compliance with the terms and conditions of the Separation Agreement and this Release is a condition precedent to the Company’s obligation to provide the Severance Benefits.
2.Executive Released Claims.
a.For and in consideration of the Severance Benefits, the adequacy of which is hereby acknowledged, Executive hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former officers, directors, shareholders, managers, members, partners, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, agents, trustees, professional employer organizations, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, known or unknown, which Executive has had, now has, or may have against the Released Parties (or any of them) from the beginning of time through the date Executive signs this Release, with the exception of any claims that cannot legally be waived by private agreement (the claims released in this Release are collectively referred to as the “Released Claims”). The Released Claims include: (i) all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Equal Pay Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, COBRA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; (ii) all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; (iii) all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, equity, vacation, PTO and severance; (iv) all claims arising under tort, contract and/or quasi-contract law; (v) all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; and (vi) all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, accountants’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, in law or in equity, which are related to, or directly or indirectly arise from, the assessment against, or any other application or possible application to, Executive of any penalties or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, related in any way to the payments and benefits provided pursuant to the Separation Agreement. Executive hereby waives any right to seek or recover any individual relief (including any money damages, reinstatement, or other relief) in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Executive or by any other
1

person or entity, with the exception of any right to seek an award for information provided to a government agency pursuant to Section 21F of the Securities Exchange Act of 1934 or other whistleblower statute.
b.Release of ADEA Claims. The Released Claims include any claims Executive may have against any of the Released Parties under the ADEA. Executive has twenty one (21) calendar days to consider this Release and decide whether to sign it (the “Consideration Period”). If Executive decides to sign this Release before the expiration of the Consideration Period, which is solely Executive’s choice, Executive represents that his decision is knowing and voluntary. Executive agrees that any revisions made to this Release after it was initially delivered to Executive, whether material or immaterial, do not restart the Consideration Period. The Company advises Executive to consult with an attorney prior to signing this Release.
c.Right to Revoke. Executive may revoke this Release within seven (7) calendar days after Executive has signed it. This Release will not become effective or enforceable until the eighth (8th) calendar day after Executive has signed this Release without having revoked it (the “Effective Date”). If Executive chooses to revoke this Release, Executive must notify the Company in writing addressed to the Company’s designated agent for this purpose:

Norman M. Brothers Jr.
Chief Legal and Compliance Officer
UPS
55 Glenlake Parkway NE
Atlanta, Georgia 30328

Any such notice of revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the Effective Date. If Executive revokes this Release, Executive will not be entitled to the Severance Benefits.
d.Unknown Claims. Executive understands that the Released Claims may be known or unknown to him at the time of his execution of this Release. It is Executive’s knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Release. Nevertheless, Executive is assuming that risk and Executive agrees that this Release shall remain effective in all respects in any such case. Executive expressly waives all rights he might have under any law that is intended to protect Executive from waiving unknown claims. Executive understands the significance of doing so.
3.Covenant Not to Sue. Except as otherwise provided in Section 7 below, Executive promises that he will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event Executive breaches the covenant contained in this Section 3, Executive agrees to indemnify the Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 3.
4.Excluded Claims. The Released Claims do not release or impair (a) the Company’s promises and obligations under the Separation Agreement; (b) any rights under any grants of stock options, restricted stock, or other forms of equity that may have been provided to Executive during his employment (such grants to be governed by the applicable incentive plan and grant agreement(s) and the Separation Agreement); (c) any rights under applicable workers compensation laws; (d) any vested rights under a qualified retirement plan; (e) any other claims that cannot lawfully be released; (f) his ability to respond truthfully to a valid subpoena issued by, file a charge with, or participate in any investigation conducted by, a governmental agency;
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(g) any claims arising after the date of his execution of this Release; (h) any rights to insurance benefits under any Directors & Officers liability insurance policy maintained by the Company; or (i) any right that the Executive may have to indemnification or insurance coverage under the Separation Agreement, the Company’s organizational documents, or any directors and officers insurance policy.
5.Continuing Effectiveness of Separation Agreement. Executive acknowledges and agrees that the Separation Agreement, and specifically Sections 4, 5, and 6 of the Separation Agreement, shall survive and continue in full force and effect following the date of termination of Executive’s employment pursuant to its terms.
6.Enforcement. Executive acknowledges that any breach of any covenants set forth in this Release or Sections 4, 5, or 6 of the Separation Agreement would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that if he breaches or threatens to breach any of such covenants, the Company will be entitled to (a) cease or withhold payment to Executive of the Severance Benefits and (b) obtain specific performance and injunctive and other equitable relief, without posting bond or other security, to enforce or prevent any further violation of such covenants. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.
7.Permitted Disclosures. Nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, and for purposes of clarity Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
8.Executive’s Representations. Executive represents and warrants that (a) he has been properly paid for all hours worked and he has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company; (b) he has returned all of the Company’s property in his possession or control and he has permanently deleted any Confidential Information and Trade Secrets stored on any networks, computers or information storage devices that are not owned by the Company but within his possession or control; (c) he has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness while employed by the Company; (d) he is not aware of any activity by the Company or any other Released Party that he believes to be unlawful or potentially unlawful; (e) he has filed
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no claim, charge, suit or other action or proceeding against the Company or any other Released Party; and (f) he has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Release. By signing this Release Executive acknowledges that Executive has read this Release carefully and understands all of its terms. Further, Executive acknowledges that Executive is entering into this Release voluntarily and of his own free will. In signing this Release, Executive acknowledges that Executive has not relied on any statements or explanations made by anyone associated with or employed by the Company.
9.Further Pursuit of Claims Under Company EDR Program. Executive understands that by signing this Release he is waiving any rights pursuant to the Company’s Employee Dispute Resolution Program (“EDR”) to challenge or seek reconsideration of any employment action or to seek reconsideration of the terms of this Release.
10.General Provisions. The Released Parties expressly deny that they have any liability to the Executive, and this Release is not to be construed as an admission of any such liability. This Release is to be construed under the laws of the State of Georgia. This Release constitutes the entire agreement between the Executive and the Company with respect to the issues addressed in this Release. Both parties represent that they are not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified except in writing signed by the Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or.” As used herein, the plural includes the singular, and the singular includes the plural: Use of the plural, or the singular, as the case may be, throughout this Release shall be construed to give this Release a broader meaning and scope, rather than a narrower one. Should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction or Government Agency, such determination will not affect the remainder of this Release. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.
If Executive wishes to accept the Company’s offer to provide the Severance Benefits, please sign, date and return a copy of this Release to the Company within twenty one (21) days after the Separation Date. Executive is not to sign this Release prior to the Separation Date. If not accepted, the Company’s offer to enter into this Release and provide the Severance Benefits will expire at the close of business on the date that is twenty one (21) days after the Separation Date.

[Signature Page Follows]
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AGREED AND ACCEPTED BY:

Signature: /s/ Scott Price
Print Name: Scott Price

Dated: March 1, 2022